Exhibit 1

D R A F T P R E S S R E L E A S E

Company Contacts
Niran Baruch, Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Roger L. Chuchen VP, Investor Relations AudioCodes Tel: 732-764-2552 roger.chuchen@audiocodes.com

AudioCodes Reports First Quarter 2026 Results

Or Yehuda, Israel – May 5, 2026 - AudioCodes (NASDAQ: AUDC) Press Release

First Quarter Highlights

●	Quarterly revenues increased by 2.9% year-over-year to $62.1 million;

●	Quarterly services revenues increased by 4.3% year-over-year to $34.0 million;

●	GAAP results:

○	Quarterly GAAP gross margin was 66.2%;

○	Quarterly GAAP operating margin was 5.4%;

○	Quarterly GAAP net income was $2.0 million, or $0.07 per diluted share.

●	Non-GAAP results:

○	Quarterly Non-GAAP gross margin was 66.3%;

○	Quarterly Non-GAAP operating margin was 7.7%;

○	Quarterly Non-GAAP net income was $3.8 million, or $0.14 per diluted share;

●	Net cash provided by operating activities was $12.8 million for the quarter.

●	AudioCodes repurchased 1,740,329 of its ordinary shares during the quarter at an aggregate cost of $13.7 million.

AudioCodes Reports First Quarter 2026 Results	Page 1 of 10

Details

AudioCodes (the “Company”), a global leader in enterprise voice and VoiceAI business solutions, today announced its financial results for the first quarter ended March 31, 2026.

Revenues for the first quarter of 2026 were $62.1 million compared to $60.4 million for the first quarter of 2025.

Net income was $2.0 million, or $0.07 per diluted share, for the first quarter of 2026 compared to net income of $4.0 million, or $0.13 per diluted share, for the first quarter of 2025.

On a Non-GAAP basis, net income was $3.8 million, or $0.14 per diluted share, for the first quarter of 2026 compared to $4.7 million, or $0.15 per diluted share, for the first quarter of 2025.

Non-GAAP net income excludes: (i) share-based compensation expenses; (ii) amortization expenses related to intangible assets; and (iii) financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies. Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin exclude: (i) share-based compensation expenses and (ii) amortization expenses related to intangible assets. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures are provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities was $12.8 million for the first quarter of 2026. Cash and cash equivalents, short-term bank deposits, short-term marketable securities, and long-term financial investments were $68.1 million as of March 31, 2026 compared to $75.7 million as of December 31, 2025. The decrease in cash and cash equivalents, short-term bank deposits, short-term marketable securities and long-term financial investments was the result of the use of cash for the continued repurchasing of the Company’s ordinary shares pursuant to its share repurchase program and the payment of a cash dividend during the quarter. This was partially offset by cash generated from operating activities.

AudioCodes Reports First Quarter 2026 Results	Page 2 of 10

“I am pleased to announce strong financial results for the first quarter of 2026, reflecting effective execution of our strategic initiatives. In the first quarter of 2026, we made important progress in our transformation into an AI-driven hybrid cloud software and services organization,” stated Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes.

The first-quarter results were propelled by sustained momentum across our two principal growth pillars: the Live suite of managed services for UCaaS and CX, alongside our Conversational AI (CAI) business. Collectively, these segments advanced Annual Recurring Revenue (ARR) to $80 million, marking an increase of nearly 20% compared to the year ago period. Conversational AI business grew by over 50% year-over-year, underscoring extensive demand for our Voice AI portfolio. Voca CIC, our Teams-certified contact center solution, achieved record revenues for the quarter. Additionally, our VAIC and Live Hub products secured significant new client acquisitions and expansions within the existing customer base, driven by the rising adoption of virtual agent and agent assist applications.

Meeting Insights, our enterprise-grade cloud meeting intelligence platform, continues to experience substantial interest and increasing opportunities. The On-Prem version of Meeting Insights has also witnessed growing demand, fueled by the need for edge computing solutions, which provides enhanced control of data sovereignty, improved service availability, and cost reduction.

“We have seen continued strong positive operational cash flow. We believe that our increased investments in the Voice AI market will prove beneficial to our business expansion in the coming years. Overall, we achieved our operational and financial targets through maintaining budgetary and managerial discipline. The ongoing investments in Live services and Voice AI have significantly contributed to our current success and position us favorably for continued healthy top-line growth throughout the remainder of 2026,” concluded Mr. Adlersberg.

AudioCodes Reports First Quarter 2026 Results	Page 3 of 10

Share Buy Back Program and Cash Dividend

In October 2025, the Company received court approval in Israel to purchase up to an aggregate amount of $25 million of ordinary shares. The court approval also permits AudioCodes to declare a dividend out of any part of this amount. The approval was valid through April 27, 2026.

On February 3, 2026, the Company declared a cash dividend of 20 cents per share. The dividend, in the aggregate amount of approximately $5.3 million, was paid on March 6, 2026, to all of the Company’s shareholders of record on February 20, 2026.

During the quarter ended March 31, 2026, the Company acquired 1,740,329 of its ordinary shares under its share repurchase program for a total consideration of $13.7 million.

As of March 31, 2026, the Company had $1.6 million available under this approval for the repurchase of shares and/or declaration of cash dividends.

As of March 31, 2026, the total outstanding shares of the Company are 25,453,614.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:30 A.M., Eastern Time today to discuss the Company’s first quarter of 2026 operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one of the following numbers:

United States Participants: 888-506-0062

International Participants: +1 (973) 528-0011

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby.

AudioCodes Reports First Quarter 2026 Results	Page 4 of 10

Follow AudioCodes’ social media channels:

AudioCodes invites you to join our online community and follow us on: AudioCodes Voice Blog, LinkedIn, X, Facebook, and YouTube.

About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a global leader in enterprise voice and VoiceAI business solutions. We help organizations unlock the full value of voice, transforming every conversation, whether human or AI, into a strategic asset that drives better business outcomes. Our portfolio spans voice connectivity, unified communications and contact center integration, and next-generation voice AI applications that enhance collaboration, automate workflows and deliver real-time insights. With over 30 years of global experience and trusted by 65 of the Fortune 100, AudioCodes powers the intelligent enterprise, connecting people, platforms and data to move business forward.

For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes’ business outlook or future economic performance, product introductions and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements’’ as that term is defined under U.S. federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to, the following: the effect of global economic conditions in general and conditions in AudioCodes’ industry and target markets in particular, including governmental undertakings to address such conditions; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes’ and its customers’ products and markets; timely product and technology development, upgrades, the advent of artificial intelligence and the ability to manage changes in market conditions and evolving regulatory regimes, as applicable; possible need for additional financing; the ability to satisfy covenants in AudioCodes’ financing agreements; possible impacts and disruptions from AudioCodes’ acquisitions, including the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impacts attributable to any pandemic or other public health crisis on our business and results of operations; the effects of the current and any future hostilities involving Israel, including in the regions in which we or our counterparties operate, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; and any other factors described in AudioCodes’ filings made with the U.S. Securities and Exchange Commission from time to time. AudioCodes assumes no obligation to update the information in this release.

©2026 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, AudioCodes One Voice, AudioCodes Meeting Insights, and AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

AudioCodes Reports First Quarter 2026 Results	Page 5 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2026	2025
	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40,928	$45,282
Short-term bank deposits	242	239
Short-term marketable securities	24,426	27,350
Trade receivables, net	56,596	67,358
Other receivables and prepaid expenses	19,431	19,064
Inventories	22,940	22,032

Total current assets	164,563	181,325

LONG-TERM ASSETS:
Long-term Trade receivables	$14,161	$13,065
Long-term financial investments	2,490	2,790
Deferred tax assets	7,217	7,773
Operating lease right-of-use assets	29,433	30,077
Severance pay funds	21,124	21,163

Total long-term assets	74,425	74,868

PROPERTY AND EQUIPMENT, NET	29,111	29,248

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	37,568	37,579

Total assets	$305,667	$323,020

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	7,659	6,416
Other payables and accrued expenses	26,020	30,284
Deferred revenues	41,786	38,243
Short-term operating lease liabilities	6,544	6,635

Total current liabilities	82,009	81,578

LONG-TERM LIABILITIES:
Accrued severance pay	$17,987	$18,278
Deferred revenues and other liabilities	20,730	20,517
Long-term operating lease liabilities	30,841	31,348

Total long-term liabilities	69,558	70,143

Total shareholders’ equity	154,100	171,299
Total liabilities and shareholders’ equity	$305,667	$323,020

AudioCodes Reports First Quarter 2026 Results	Page 6 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2026	2025
	(Unaudited)
Revenues:
Products	$28,130	$27,775
Services	34,013	32,599

Total Revenues	62,143	60,374

Cost of revenues:
Products	9,911	11,017
Services	11,107	10,223

Total Cost of revenues	21,018	21,240

Gross profit	41,125	39,134

Operating expenses:
Research and development, net	14,058	13,026
Selling and marketing	19,680	18,561
General and administrative	4,023	3,902

Total operating expenses	37,761	35,489

Operating income	3,364	3,645
Financial income (expenses), net	(382)	1,716

Income before taxes on income	2,982	5,361
Taxes on income, net	(1,029)	(1,345)

Net income	$1,953	$4,016

Basic net earnings per share	$0.07	$0.14

Diluted net earnings per share	$0.07	$0.13

Weighted average number of shares used in computing basic net earnings per share (in thousands)	26,468	29,528

Weighted average number of shares used in computing diluted net earnings per share (in thousands)	26,891	30,045

AudioCodes Reports First Quarter 2026 Results	Page 7 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2026	2025
	(Unaudited)

Gross profit	$41,125	$39,134
Gross margin	66.2%	64.8%
Share-based compensation (1)	78	95
Amortization expenses (2)	-	122
Non-GAAP gross profit	41,203	39,351
Non-GAAP gross margin	66.3%	65.2%

Operating income	$3,364	$3,645
Operating margin	5.4%	6.0%
Share-based compensation (1)	1,389	1,588
Amortization expenses (2)	11	133
Non-GAAP operating income	4,764	5,366
Non-GAAP operating margin	7.7%	8.9%

Net income	$1,953	$4,016
Net earnings per share	$0.07	$0.13
Share-based compensation (1)	1,389	1,588
Amortization expenses (2)	11	133
Exchange rate differences (3)	408	(1,035)
Non-GAAP net income	$3,761	$4,702
Non-GAAP diluted net earnings per share	$0.14	$0.15
Weighted average number of shares used in computing Non-GAAP diluted net earnings per share (in thousands)	27,719	30,725

(1)	Share-based compensation expenses related to options and restricted share units granted to employees and others.
(2)	Amortization expenses related to intangible assets.
(3)	Financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies.

AudioCodes Reports First Quarter 2026 Results	Page 8 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended
	March 31,
	2026	2025
	(Unaudited)
Cash flows from operating activities:
Net income	$1,953	$4,016
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,081	954
Amortization of marketable securities premiums and accretion of discounts, net	78	104
Decrease (increase) in accrued severance pay, net	(252)	133
Share-based compensation expenses	1,389	1,588
Decrease in deferred tax assets, net	525	619
Cash financial loss (income), net	239	53
Decrease in operating lease right-of-use assets	1,206	746
Decrease in operating lease liabilities	(1,160)	(1,543)
Decrease in trade receivables, net	9,666	786
Decrease (increase) in other receivables and prepaid expenses	(367)	2,383
Decrease (increase) in inventories	(955)	2,855
Increase (decrease) in trade payables	1,614	(1,289)
Decrease in other payables and accrued expenses	(6,159)	(2,595)
Increase in deferred revenues	3,963	4,647

Net cash provided by (used in) operating activities	12,821	13,457

Cash flows from investing activities:
Proceeds from short-term deposits	(3)	1
Proceeds from financial investment	34	113
Proceeds from maturity of marketable securities	3,000	3,200
Purchase of financial investments	-	(442)
Purchase of property and equipment	(1,245)	(1,474)

Net cash provided by (used in) investing activities	1,786	1,398

AudioCodes Reports First Quarter 2026 Results	Page 9 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended
	March 31,
	2026	2025
	(Unaudited)
Cash flows from financing activities:
Purchase of treasury shares	(13,672)	(5,208)
Cash dividends paid to shareholders	(5,289)	(5,326)

Proceeds from issuance of shares upon exercise of options	-	63

Net cash used in financing activities	(18,961)	(10,471)

Net increase (decrease) in cash, cash equivalents	(4,354)	4,384

Cash, cash equivalents at beginning of period	45,282	58,749

Cash, cash equivalents at end of period	$40,928	$63,133

AudioCodes Reports First Quarter 2026 Results	Page 10 of 10